UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2015

DIRECTV GROUP HOLDINGS, LLC
(successor in interest to DIRECTV)
(Exact name of registrant as specified in its charter)

Delaware	001-34554	26-4772533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2260 East Imperial Highway,
El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (310) 964-5000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

The disclosure set forth in Item 4.02 below is incorporated by reference.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On October 16, 2015, DIRECTV, after discussion with DIRECTV's new independent accountant, concluded that the DIRECTV financial statements for the fiscal quarter ended June 30, 2015 contained an error and should no longer be relied upon. These financial statements had not previously been reviewed by DIRECTV's independent accountant. In those financial statements, DIRECTV used the Sistema Complementario de Administración de Divisas, or SICAD, rate (which was 12.8 Venezuelan bolivars per U.S. dollar as of June 30, 2015) to remeasure DIRECTV's Venezuelan subsidiary's monetary net assets. In the Form 10-Q for the fiscal quarter ended June 30, 2015, DIRECTV disclosed the possibility of using the Sistema Marginal de Divisas, or SIMADI, rate (which was 197.7 Venezuelan bolivars per U.S. dollar as of June 30, 2015) as well as the potential financial impacts of doing so; however, the report did not use the SIMADI rate or record the remeasurement of net monetary assets and associated impairment of fixed assets.
DIRECTV has now concluded that the SIMADI rate was the most representative rate to use for this remeasurement for the fiscal quarter ended June 30, 2015. DIRECTV's Consolidated Statements of Operations for the fiscal quarter ended June 30, 2015 are being restated to record a pre-tax charge of approximately $1.1 billion related to the remeasurement of the net monetary assets at the SIMADI rate and the associated impairment of the fixed assets of the Venezuelan subsidiary.

DIRECTV's decision to change the exchange rate used to measure the Venezuelan subsidiary is due, in part, to the continued economic uncertainty and lack of liquidity in all three of the official currency exchange mechanisms in Venezuela as well as the July 24, 2015 acquisition and change in management of DIRECTV and review by DIRECTV's new independent accountant.

DIRECTV will restate the unaudited financial statements and other financial information contained in the DIRECTV Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 in an amendment to that Form 10-Q to reflect the changes discussed above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2015	DIRECTV Group Holdings, LLC

	By:	/s/ Paul W. Stephens
Paul W. Stephens
Senior Vice President